Tidal Trust V 485BPOS

Exhibit 99.(d)(ii)(2)

SECOND AMENDMENT TO THE

TRUST

INVESTMENT ADVISORY AGREEMENT

with

TIDAL INVESTMENTS LLC

This Second Amendment to the Investment Advisory Agreement (the “Amendment”) is made as of September 3, 2026, by and between Tidal Trust V (the “Trust”) and TIDAL INVESTMENTS LLC (the “Adviser”).

BACKGROUND:

A.	The Trust and the Adviser have entered into an Investment Advisory Agreement dated as of July 27, 2026 (the “Agreement”) pursuant to which the Adviser is engaged by the Trust to serve as the investment adviser to each Fund identified on the then-current Schedule A to the Agreement.
B.	The Trust and the Adviser desire to amend and restate Schedule A to the Agreement to add the following new Funds:

Defiance S&P Accelerator ETF

Defiance Europe AI Leaders ETF

Defiance Japan AI Leaders ETF

Defiance Taiwan AI Leaders ETF

Defiance Global Robotics Top 10 ETF

Defiance Korea Robotics Top 10 ETF

Defiance Latin America Top 10 ETF

Defiance Long/Short Space Economy vs. Legacy Communications ETF

Defiance Long/Short AI Compute vs. Legacy Software ETF

C.	Section 21 of the Agreement allows for the amendment of the Agreement by a written instrument executed by both parties.

D.	This Background section and the Schedule attached to this Amendment are incorporated by reference into, and made a part of, this Amendment.

TERMS:

NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

1.	The current Schedule A to the Agreement is hereby amended and restated in its entirety as set forth on the Amended and Restated Schedule A attached hereto.

2.	Miscellaneous.
a.	Capitalized terms not defined in this Amendment shall have the respective meanings set forth in the Agreement.

b.	Except as specifically amended by this Amendment, and except as necessary to conform to the intention of the parties herein above set forth, the Agreement shall remain unaltered and in full force and effect and is hereby ratified and confirmed.

c.	The Agreement, as amended hereby, together with its Schedule, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by duly authorized representatives as of the date first set forth above.

TIDAL TRUST V		TIDAL INVESTMENTS LLC
on behalf of its series listed on Amended Schedule A

By:	/s/Lissa Richter	By:	/s/Jay Pestrichelli
Name:	Lissa Richter	Name:	Jay Pestrichelli
Title:	Vice President & Secretary	Title:	Chief Investment Officer
Date:	9/10/2026	Date:	9/8/2026

Amended AND RESTATED

Schedule A

to the

TIDAL TRUST V

INVESTMENT ADVISORY AGREEMENT

with

TIDAL INVESTMENTS LLC

Fund Name	Advisory Fee
Defiance Compute ETF	0.79%
Defiance Global Foundries ETF	0.69%
Defiance Korea AI ETF	0.65%
Defiance Situational Awareness Select ETF	0.69%
Defiance Small Modular Reactor ETF	0.69%
Defiance China Memory ETF	0.65%
Defiance China Semiconductor ETF	0.65%
Defiance CoinDesk 5 Equal Weight ETF	0.58%
Defiance Helium and Strategic Gases ETF	0.65%
Defiance Korea Semiconductor ETF	0.65%
Defiance KSM Israel 120 ETF	0.59%
Defiance Photonics ETF	0.60%
Defiance S&P Accelerator ETF	0.29%
Defiance Europe AI Leaders ETF	0.69%
Defiance Japan AI Leaders ETF	0.69%
Defiance Taiwan AI Leaders ETF	0.69%
Defiance Global Robotics Top 10 ETF	0.69%
Defiance Korea Robotics Top 10 ETF	0.69%
Defiance Latin America Top 10 ETF	0.69%
Defiance Long/Short Space Economy vs. Legacy Communications ETF	0.75%
Defiance Long/Short AI Compute vs. Legacy Software ETF	0.75%

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